Exhibit (a)(2)(GG)

Barrick says its bid for NovaGold is:

“...money in the bank”

– Barrick Gold Corporation CEO

October 31, 2006

But it’s…

Just not enough.

At US$16 per share, Barrick’s hostile bid:

•                                          Does not pay for the full value of NovaGold’s world-class gold and copper assets.

•                                          Does not pay for the reserves and resources NovaGold has added and its leverage to a gold and copper bull market.

•                                          Does not pay an appropriate premium for control of some of the world’s most promising and strategically valuable projects.

•                                          Does not pay for the potential increased valuation of NovaGold as it advances its projects towards production.

NovaGold’s Board believes the Barrick bid does not provide full value for the Company’s proven performance, current assets and future potential. Its advisors say the bid is inadequate for shareholders from a financial viewpoint. Major shareholders have indicated they will not tender to a US$16 per share bid. And the latest offer still represents a discount from NovaGold’s pre-bid share price highs.

Barrick’s bid may be its “best and final”. . .

...but is it  “full and fair”?

Absolutely not.

NovaGold RESOURCES INC.

Reject the Barrick bid.

Do Not Tender Your NovaGold Shares

More Information And Where to Find It

On October 30, 2006, based on the recommendation of the Special Committee, NovaGold’s Board of Directors unanimously recommended that shareholders reject the hostile offer from Barrick Gold Corporation to acquire all of the outstanding shares of NovaGold for US$16.00 per share in cash and approved a Notice of Change, dated October 30, 2006, to its Directors’ Circular, dated August 14, 2006, containing its recommendation to NovaGold shareholders. Shareholders are urged to read the Directors’ Circular and the related Solicitation/Recommendation Statement on Schedule 14D-9, the Notices of Change to the Directors’ Circular dated August 24, 2006 and October 30, 2006, and any amendments thereto, when they become available, because they will contain important information. The Directors’ Circular and Solicitation/Recommendation Statement and any amendments will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and available free of charge on the SEC’s website at www.sec.gov. The Directors’ Circular and Solicitation/Recommendation Statement and any amendments will also be available on SEDAR’s website at www.sedar.com. In addition, these materials may be obtained free of charge from NovaGold by directing a request to NovaGold’s corporate secretary at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227. Other reports filed by or furnished to the SEC or SEDAR by NovaGold may also be obtained free of charge at www.sec.gov, www.sedar.com or from NovaGold’s corporate secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

Cautionary Note Regarding Forward-Looking Statements

This notice includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding future developments in Barrick’s tender offer for all of the outstanding shares of NovaGold’s capital stock; future advancements of NovaGold’s projects, production and other milestones; and NovaGold’s future operating or financial performance and future share prices, are forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold’s expectations include uncertainties involved in litigation, including litigation concerning Barrick and the Donlin Creek property, Pioneer Metals Corporation and the Galore Creek property; uncertainties arising out of Barrick’s management of the Donlin Creek property and disagreements with Barrick with respect thereto; uncertainties about the conduct of Barrick’s tender offer, including any future modifications to the terms of Barrick’s tender offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties; the need to obtain additional financing to develop properties; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; and other risks and uncertainties disclosed under the heading “Caution Regarding Forward-Looking Statements” in NovaGold’s Directors’ Circular and Notices of Change to the Directors’ Circular and under the heading “Risk Factors” and elsewhere in NovaGold’s Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold’s annual report on Form 40-F filed with the United States Securities and Exchange Commission.